RESOLVED, that each of the following officers of Portfolio Partners, Inc. (the "Fund")

          President
          Treasurer
          Corporate Secretary
          Assistant Corporate Secretary

(1) is hereby authorized to sign in the name of the Fund or any Portfolio or Series of the Fund

        (a) any written instrument which such officer is requested to approve in the normal course of such officer's activities in connection with the Fund's operations; and

        (b) any other written instrument when specifically authorized by the Board of Directors or the President of the Fund, and

(2) is further authorized (i) to delegate all or any part of the foregoing authority to one or more officers, employees or agents of the Fund, provided that each such delegation is in writing and a copy thereof is filed with the corporate records of the Fund, or (ii) to designate any attorney at law representing the Fund, to sign the name of the Fund or any Portfolio or Series of the Fund on any document which the officer is authorized to sign.